THE BEAR STEARNS COMPANIES INC.
                                             IncomeNotes(SM)
                       With Maturities of Nine Months or More from Date of Issue


Registration No. 333-104455
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 13
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated June 19, 2003)
Trade Date: September 22, 2003
Issue Date: September 25, 2003
The date of this Pricing Supplement is September 22, 2003

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                                            Price to    Discounts &                                    Interest
   CUSIP#    Interest Rate  Maturity Date    Public     Commissions  Reallowance    Dealer        Payment Frequency
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  07387EBL0       3.75%       9/15/2008      100.00%       1.00%        0.15%       99.25%               Semi
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  07387EBM8       5.05%       9/15/2013      100.00%       1.50%        0.20%       98.90%               Semi
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  07387EBN6       5.80%       9/15/2023      100.00%       2.50%        0.35%       98.00%               Semi
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                                        Subject to Redemption
                                        ---------------------
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                   First
    First        Interest                                                                     Aggregate
   Interest       Payment    Survivor's                                                       Principal
 Payment Date     Amount       Option   Yes/No         Date and Terms of Redemption            Amount        Net Proceeds
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  3/15/2004       $17.71        Yes       No                        N/A                       $5,691,000      $5,634,090

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  3/15/2004       $23.85        Yes       No                        N/A                       $2,081,000      $2,049,785

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  3/15/2004       $27.39        Yes       Yes   Commencing 9/15/2008 and on the interest      $2,225,000      $2,169,375
                                                payment dates thereafter until Maturity,
                                                the Notes may be called in whole at par at
                                                the option of the Company on ten calendar
                                                days notice.
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At May 31, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.